SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C.  20549


                               FORM 15


   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
  SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
             SECURITIES EXCHANGE ACT OF 1934.


                  Commission File Number: 000-20040

                       The Krystal Company
        ----------------------------------------------------
       (Exact name of registrant as specified in its charter)

   One Union Square, Chattanooga, Tennessee, 37402  (423) 757-5673
   ---------------------------------------------------------------
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

               10 1/4% Senior Notes due 2007
    ------------------------------------------------------
   (Title of each class of securities covered by this Form)

                       None
    -------------------------------------------------------
   (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


Please place an "X" in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:
     Rule 12g-4(a)(1)(i) [ ]            Rule 12h-3(b)(1)(i)  [X]
     Rule 12g-4(a)(1)(ii)[ ]            Rule 12h-3(b)(1)(ii) [ ]
     Rule 12g-4(a)(2)(i) [ ]            Rule 12h-3(b)(2)(i)  [ ]
     Rule 12g-4(a)(2)(ii)[ ]            Rule 12h-3(b)(2)(ii) [ ]
                                        Rule 15d-6           [ ]

Approximate number of holders of record as of the certification or
notice date:   0
             ----

Pursuant to the requirements of the Securities Exchange Act of 1934, The Krystal Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  July 21, 2004                      By: /s/Larry D. Bentley
                                             ----------------------------
                                          Larry D. Bentley
                                          Senior Vice President and
                                           Chief Financial Officer
                                         (Chief Financial Officer and
                                            Accounting Officer)